Exhibit 99.1

Contact:	Timothy R. Yost	2000 Pennsylvania Avenue, N.W.
	Chief Financial Officer	Suite 6000
	(202) 777-5455	Washington, D.C. 20006
	heroldl@executiveboard.com	www.executiveboard.com
THE CORPORATE EXECUTIVE BOARD REPORTS FOURTH-QUARTER DILUTED EARNINGS
PER SHARE OF $0.63 AND 13% REVENUE GROWTH
CEB INCREASES QUARTERLY CASH DIVIDEND TO $0.44
WASHINGTON, D.C. — (February 6, 2008) - The Corporate Executive Board Company (“CEB” or the “Company”) (NASDAQ: EXBD) today announces financial results for the fourth quarter and year ended December 31, 2007. Revenues for the fourth quarter increased 13.3% to $142.2 million from $125.5 million for the fourth quarter of 2006. Net income decreased 2.9% to $22.5 million from $23.2 million. Diluted earnings per share for the fourth quarter increased 8.6% to $0.63 from $0.58 for the fourth quarter of 2006.
For the year ended December 31, 2007, revenues were $532.7 million, a 15.7% increase from $460.6 million for the year ended December 31, 2006. Net income for 2007 increased 1.8% to $80.6 million from $79.2 million for 2006. Diluted earnings per share for the year ended December 31, 2007 were $2.17, an 11.9% increase from $1.94 for the year ended December 31, 2006.
Contract Value growth in the fourth quarter of 2007 was 10.7%, resulting from continued cross-sales to existing clients, new client acquisitions, and new program launches. Client renewal rate for the full year was 90% and the average cross-sell ratio was 3.47, reflecting cross-sell ratios of 4.03 in the Company’s large corporate market and 1.44 in the middle market. In the large corporate market, the membership network grew to over 3,600 companies, with almost 400 members joining their first CEB program during 2007. In the middle market, over 600 members joined their first CEB program during 2007, and this membership network now has over 1,100 members.
Tom Monahan, Chief Executive Officer, commented, “I am disappointed in our Contract Value growth. The lower than expected growth can be traced to two major factors: First, we saw weak new sales in our North American large corporate market due to delayed results from the sales recovery plan we discussed over the past year. Second, we saw slower growth than we would like in key segments of our customer base – particularly at some of our largest customers, who maintained rather than grew their relationships with us in Q4. These results were somewhat offset by success and momentum in other, newer areas of our business, including 25% growth in international Contract Value and almost $12 million in new Contract Value from our Middle Market Platform. Across 2008, CEB’s senior leadership team will focus on four priorities to address the causes of our 2007 shortfall and pave the way for sustained growth in 2008 and beyond.
“First, we will remain focused on achieving the highest level of performance from our North American sales operation.
“Second, we will focus on driving growth of CEB’s largest customers by tightening the integration of our sales and service activities at these companies.
“Third, we will drive increased utilization of CEB services by our member executives and their teams from their first day of membership with us.
“And fourth, we will continue to accelerate growth from newer markets and products that target additional executive workflows and budgets in our member companies.
“I am confident that our focus on these priorities, combined with our strong relationships with over 4,700 companies around the world, will enable CEB to return to higher growth rates in 2008 as we continue to work against an immediately addressable $5 billion market opportunity.”
SUSANE BERGER JOINS CEB
CEB also announced today that it has hired Susane Berger as its Executive Director of Strategic Markets and Channel Operations. Ms. Berger recently served several years as the leader of Dun and Bradstreet’s Strategic Customer Organization. In this position, she was responsible for marketing and lead management, web-based sales, direct sales, and strategic account management.
Mr. Monahan remarked, “We are pleased to announce the addition of Susane Berger to lead CEB’s Strategic Markets effort. Susane brings a very diverse skill set that is highly relevant to our current and future needs, including strategic customer management, deployment of new channels, and integration of marketing and sales activities. We are confident that Susane will contribute to CEB’s growth and performance, and we are delighted to welcome her to our corporate leadership team.”
CEB ANNOUNCES THE LAUNCH OF TWO NEW PROGRAMS
The Company also announced two new program launches. The Inside Sales Roundtable (“ISR”) was launched in Q4 2007 and the HR Leadership Academy (“HRLA”) was launched in Q1 2008. HRLA serves senior level human resources employees and is the first entrée into the executive development arena.
DIVIDEND INCREASE
CEB is increasing its quarterly dividend to $0.44 from $0.40 per share. The Company will fund its dividend payments with cash on hand and cash generated from operations. The dividend is payable on March 31, 2008, to stockholders of record at the close of business on March 14, 2008.
SHARE REPURCHASE
During the year ended December 31, 2007, the Company repurchased approximately 4,269,000 shares of its common stock at a total cost of $303.0 million. Repurchases will continue to be made in open market and privately negotiated transactions subject to market conditions. No minimum number of shares has been fixed. The Company is funding its share repurchases with cash on hand and cash generated from operations.
OUTLOOK FOR 2008
The following statements summarize the Company’s guidance for 2008.
The Company expects full year Contract Value growth of 10% to 15%, and annual revenue growth for 2008 of approximately 5%-10%, or $559-$586 million with the following quarterly revenue distribution (in millions):

	Q1	Q2	Q3	Q4	Total
Calendar 2008	$133-$137	$134-$141	$139-$152	$150-$165	$559-$586

The Company’s guidance on annual diluted earnings per share for 2008 is $2.06 to $2.22, with a quarterly distribution as follows:

	Q1	Q2	Q3	Q4	Total
Calendar 2008	$0.33-$0.37	$0.44-$0.48	$0.55-$0.64	$0.71-$0.78	$2.06-$2.22
The Company expects an EBITDA margin of approximately 24%.
For 2008, the Company expects Depreciation and amortization expense of $21.5 to $22.5 million, other income of approximately $8.0 to $9.0 million, an effective income tax rate of approximately 40.0% and diluted weighted shares outstanding of approximately 35.0–36.0 million.
The diluted earnings per share, interest income and weighted shares outstanding guidance includes only share repurchases made as of December 31, 2007.
NON-GAAP FINANICAL MEASURE
This press release and the accompanying tables include a discussion of EBITDA, which is a non-GAAP financial measure provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings before other income, net (primarily comprised of interest income), income taxes, and depreciation and amortization. This non-GAAP measure may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Furthermore, we intend to provide this non-GAAP financial measure as part of our future earnings discussions and, therefore, the inclusion of this non-GAAP financial measure will provide consistency in our financial reporting. A reconciliation of this non-GAAP measure to GAAP is provided below.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income	$22,502	$23,177	$80,587	$79,171
Other income, net	(1,612)	(5,981)	(16,049)	(24,318)
Depreciation and amortization	5,326	3,818	15,573	10,381
Provision for income taxes	11,140	14,509	47,501	49,561

EBITDA	$37,356	$35,523	$127,612	$114,795

We believe that EBITDA is relevant and useful information for our investors. We use this non-GAAP financial measure for internal budgeting and other managerial purposes, when publicly providing our business outlook and as a measurement for potential acquisitions. A limitation associated with the non-GAAP measure of EBITDA is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures. Management compensates for these limitations by also relying on the comparable GAAP financial measure of income from operations, which includes Depreciation and amortization.
FORWARD LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by the important factors, among others, set forth below and in CEB’s filings with the U.S. Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, difficulties we may experience in anticipating market trends, our need to attract and retain a significant number of highly skilled employees, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential exposure to loss of revenue resulting from our unconditional service guarantee, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates or assumptions under FAS No. 123(R), whether the Washington, D.C. Office of Tax and Revenue withdraws our QHTC status, the amount and timing of the benefits expected from acquisitions and possible volatility of our stock price. These and other factors are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of CEB’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, its 2006 Annual Report on Form 10-K. The forward-looking statements in this press release are made as of February 6, 2008, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 4,700 of the world’s largest and most prestigious corporations, including over 80% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 275,000 corporate best practices.

THE CORPORATE EXECUTIVE BOARD COMPANY
Financial Highlights and Other Operating Statistics
(In thousands, except per share data)

	Selected	Three Months Ended		Selected	Year Ended
	Growth	December 31,		Growth	December 31,
	Rates	2007	2006	Rates	2007	2006
Financial Highlights (GAAP, as reported):
Revenues	13.3%	$142,206	$125,502	15.7%	$532,716	$460,623
Net income	(2.9)%	$22,502	$23,177	1.8%	$80,587	$79,171
Basic earnings per share	8.5%	$0.64	$0.59	10.6%	$2.20	$1.99
Diluted earnings per share	8.6%	$0.63	$0.58	11.9%	$2.17	$1.94
Weighted average shares outstanding:
Basic		35,278	39,036		36,666	39,712
Diluted		35,697	39,817		37,159	40,721

Other Operating Statistics:
Contract value					$526,386	$475,653
Average subscription price					$32,196	$33,519
Membership programs					48	42
Member institutions					4,711	3,739
Total membership subscriptions					16,349	14,190
Average subscriptions per member institution*					3.47	3.80
Client renewal rate**					90%	92%

*	Represents the average across all subscription memberships, including the traditional large company market average of 4.03 and the middle market average of 1.44.

**	Represents a client renewal rate of 92% for our traditional large company market and 80% for the middle market.

THE CORPORATE EXECUTIVE BOARD COMPANY
Operating Statistic and Statements of Operations
(In thousands, except per share data)

	Selected	Three Months Ended		Selected	Year Ended
	Growth	December 31,		Growth	December 31,
	Rates	2007	2006	Rates	2007	2006
Operating Statistic

Contract Value (1) (at period end)	10.7%	$526,386	$475,653

Financial Highlights
Revenues	13.3%	$142,206	$125,502	15.7%	$532,716	$460,623
Cost of services (2)		45,548	44,746		183,088	164,022

Gross profit		96,658	80,756		349,628	296,601

Member relations and marketing (2)		40,241	30,947		150,032	122,177
General and administrative (2)		19,061	14,286		71,984	59,629
Depreciation and amortization		5,326	3,818		15,573	10,381

Income from operations	1.0%	32,030	31,705	7.3%	112,039	104,414

Other income, net		1,612	5,981		16,049	24,318

Income before provision for income taxes		33,642	37,686		128,088	128,732
Provision for income taxes		11,140	14,509		47,501	49,561

Net income	(2.9)%	$22,502	$23,177	1.8%	$80,587	$79,171

Basic earnings per share	8.5%	$0.64	$0.59	10.6%	$2.20	$1.99
Diluted earnings per share	8.6%	$0.63	$0.58	11.9%	$2.17	$1.94

Weighted average shares outstanding
Basic		35,278	39,036		36,666	39,712
Diluted		35,697	39,817		37,159	40,721

Percentages of Revenues
Gross profit		68.0%	64.3%		65.6%	64.4%
Member relations and marketing		28.3%	24.7%		28.2%	26.5%
General and administrative		13.4%	11.4%		13.5%	12.9%
Depreciation and amortization		3.7%	3.0%		2.9%	2.3%
Income from operations		22.5%	25.3%		21.0%	22.7%
EBITDA(3)		26.3%	28.3%		24.0%	24.9%

(1)	We define “Contract Value” as of the quarter-end as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.

(2)	The following amounts relating to share-based compensation are included in the Statements of Operations above for the three months ended December 31, 2007 and 2006, respectively: Cost of services, $2,229 and $3,096, Member relations and marketing, $1,009 and $1,346 and General and administrative, $1,422 and $1,867. The following amounts relating to share-based compensation are included in the Statements of Operations above for the year ended December 31, 2007 and 2006, respectively: Cost of services, $10,852 and $12,236, Member relations and marketing, $4,782 and $5,644 and General and administrative, $7,130 and $7,426.

(3)	See “NON-GAAP FINANCIAL MEASURE” for further explanation.

THE CORPORATE EXECUTIVE BOARD COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	$47,585	$171,367
Marketable securities	24,153	119,534
Membership fees receivable, net	161,336	153,107
Deferred income taxes, net	12,710	15,109
Deferred incentive compensation	15,544	13,160
Prepaid expenses and other current assets	10,638	9,881

Total current assets	271,966	482,158

Deferred income taxes, net	24,307	12,896
Marketable securities	72,618	196,386
Property and equipment, net	91,904	26,988
Goodwill	42,626	6,364
Other intangible assets	22,143	1,462
Other non-current assets	19,208	9,801

Total assets	$544,772	$736,055

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and accrued liabilities	$62,681	$66,773
Accrued incentive compensation	31,355	25,062
Deferred revenues	323,395	308,671

Total current liabilities	417,431	400,506

Other liabilities	59,794	17,684

Total liabilities	477,225	418,190

Total stockholders’ equity	67,547	317,865

Total liabilities and stockholders’ equity	$544,772	$736,055

THE CORPORATE EXECUTIVE BOARD COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$80,587	$79,171
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	15,573	10,381
Deferred income taxes, net	(10,923)	34,139
Share-based compensation	22,764	25,306
Excess tax benefits from share-based compensation arrangements	(2,398)	(41,225)
Amortization of marketable securities discounts, net	(449)	(2,389)
Changes in operating assets and liabilities:
Membership fees receivable, net	(6,688)	(32,865)
Deferred incentive compensation	(2,384)	(1,671)
Prepaid expenses and other current assets	(645)	(2,210)
Other non-current assets	(5,578)	(8,564)
Accounts payable and accrued liabilities	(11,739)	23,933
Accrued incentive compensation	6,293	(1,983)
Deferred revenues	14,724	47,371
Other liabilities	10,904	6,877

Net cash flows provided by operating activities	110,041	136,271

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(34,532)	(17,743)
Cost method investment	(3,829)	—
Acquisition of businesses, net of cash acquired	(61,593)	—
Purchases of marketable securities	(108,801)	(196,920)
Sales and maturities of marketable securities	330,556	2,635

Net cash flows provided by (used in) investing activities	121,801	(212,028)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of common stock options	691	2,979
Proceeds from the issuance of common stock under the employee stock purchase plan	2,087	2,024
Excess tax benefits from share-based compensation arrangements	2,398	41,225
Purchase of treasury shares	(302,974)	(175,985)
Payment of dividends	(57,826)	(47,395)
Reimbursement of common stock offering costs	—	70
Payment of common stock offering costs	—	(70)

Net cash flows used in financing activities	(355,624)	(177,152)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(123,782)	(252,909)
Cash and cash equivalents, beginning of period	171,367	424,276

Cash and cash equivalents, end of period	$47,585	$171,367